Exhibit 10.a

Execution Copy

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

EASTSIDE DISTILLING, INC.

EAST ACQUISITION INC.,

AND

BEELINE FINANCIAL HOLDINGS, INC.

Dated as of September 4, 2024

TABLE OF CONTENTS

MERGER		1
1.1	The Merger	1
1.2.	The Effective Time of the Merger	2
1.3.	Effect of Merger	2
1.4.	Certificate of Incorporation and By-Laws of Surviving Company	2
1.5.	Taking of Necessary Action	2

CONVERSION AND EXCHANGE OF SECURITIES		2
2.1.	Conversion of Shares	2
2.2	Dissenting Shares	3
2.3.	Exchange of Stock Certificates	3

REPRESENTATIONS AND WARRANTIES OF BEELINE		5
3.1.	Organization, Good Standing and Qualification of Beeline; Certificate of Incorporation and By-Laws	5
3.2.	Authorization	5
3.3.	Subsidiaries	5
3.4.	Capitalization	6
3.5.	No Conflicts	6
3.6.	Financial Information	6
3.7.	Absence of Undisclosed Liabilities	6
3.8.	Absence of Certain Changes	7
3.9.	Taxes	7
3.10.	Contracts; Insurance	8
3.11.	Litigation	9
3.12.	Title to Properties; Liens and Encumbrances	9
3.13.	Compliance	9
3.14.	Compliance with Environmental Laws	10
3.15.	Brokers or Finders	10
3.16.	Permits and Licenses	10
3.17.	Intentionally Omitted	10
3.18.	Interest in Assets	10
3.19.	Employee Benefit Plans	11
3.20.	Labor Discussions	11
3.21.	Intentionally Omitted	11
3.22.	Untrue or Omitted Facts	11
3.23.	Related Party Disclosure	11
3.24.	Beeline Stockholders	11

REPRESENTATIONS AND WARRANTIES OF EASTSIDE AND MERGER SUB		12
4.1.	Organization, Good Standing and Qualification	12
4.2.	Articles of Incorporation and By-Laws	12
4.3.	Subsidiaries	12
4.4.	Capitalization	13

4.5.	Issuance of the Securities	13
4.6.	Corporate Authority; Binding Nature of Agreement	13
4.7.	No Conflicts	14
4.8.	Eastside SEC Reports; Sarbanes-Oxley Act	14
4.9.	Financial Information	15
4.10.	Issuance of Merger Shares	15
4.11.	Brokers or Finders	15
4.12.	Consents	16
4.13	Litigation	16
4.14.	Absence of Undisclosed Liabilities	16
4.15.	Absence of Certain Changes	16
4.16.	Taxes	17
4.17.	Contracts; Insurance	18
4.18.	Title to Properties; Liens and Encumbrances	19
4.19.	Intellectual Property	19
4.20.	Compliance	19
4.21.	Compliance with Environmental Laws	20
4.22.	Intentionally Omitted	20
4.23.	Permits and Licenses	20
4.24.	Interest in Assets	20
4.25.	Employee Benefit Plans	20
4.26.	Labor Discussions	21
4.27	Intentionally Omitted	21
4.28	IT Systems	21
4.29	Data Privacy and Protection; Cybersecurity	22
4.30	Investment Company	22
4.31	Foreign Corrupt Practices	22
4.32	Accountants	23
4.33	Stock Plans	23
4.34	Money Laundering	23
4.35	Application of Takeover Protections	23
4.36	Registration Rights	23
4.37	Listing and Maintenance Requirements	24
4.38	Private Placement	24
4.39	No Disqualification Events	24
4.40	Other Covered Persons	24
4.41	Notice of Disqualification Events	24
4.42	Related Party Disclosure	24
4.43	Untrue or Omitted Facts	25

ADDITIONAL AGREEMENTS OF THE PARTIES		25
5.1.	Conduct of Business	25
5.2	No Solicitation	25
5.3	Beeline Stockholders’ Approval	27
5.4	Access to Information	28
5.5	Listing	28

5.6	Confidentiality	29
5.7.	Publicity	29
5.8.	Accounting Cooperation	29
5.9.	Further Assurances	29
5.10	Tax Matters	29
5.11	Voting Agreements	30
5.12	Eastside Stockholder Approval	30

CONDITIONS		30
6.1.	Conditions to the Obligations of Eastside, Merger Sub and Beeline	30
6.2.	Conditions Specific to the Obligations of Eastside and Merger Sub	31
6.3	Conditions Specific to the Obligations of Beeline	33

CLOSING		34
7.1.	Place and Date of Closing	34
7.2.	Items to be Delivered by Beeline	34
7.3	Items to be Delivered by Eastside	34

TERMINATION OF AGREEMENT		35
8.1.	Termination	35
8.2.	Payments	36

DEFINITIONS		36
9.1.	Definitions	36

MISCELLANEOUS		42
10.1.	Non-Assignability; Binding Effect	42
10.2.	Non-survival of Representations and Warranties	42
10.3.	Waiver	42
10.4.	Entire Agreement	42
10.5.	Modifications and Amendments	42
10.6.	Governing Law	42
10.7.	Disclosure Schedules	43
10.8	Interpretation; Construction	43
10.9.	Parties in Interest	44
10.10	Notices	44

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of September 4, 2024 by and among EASTSIDE DISTILLING, INC., a Nevada corporation (“Eastside”), EAST ACQUISITION INC., a Delaware corporation and wholly owned Subsidiary of Eastside (“Merger Sub”), and BEELINE FINANCIAL HOLDINGS, INC., a Delaware corporation (“Beeline”). As used in this Agreement, the word “Parties” means each of Eastside, Merger Sub and/or Beeline, as applicable and the word “Party” means any of the Parties.

R E C I T A L S:

WHEREAS, Eastside, Merger Sub and Beeline intend to effect the Merger (as defined below) of Beeline with and into Merger Sub pursuant to this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of Eastside has (i) determined that it is in the best interests of, Eastside and the stockholders of Eastside, and declared it advisable, to enter into this Agreement providing for the Merger, and (ii) approved this Agreement and the transactions, including the Merger, on the terms and subject to the conditions of this Agreement;

WHEREAS, the Beeline Board of Directors has (i) determined that it is in the best interests of Beeline and its stockholders, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions, including the Merger, be adopted by the Beeline stockholders (the “Beeline Board Recommendation”); and

WHEREAS, it is intended that for federal income tax purposes the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) (2)(D) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that, for accounting purposes, the Merger will be treated as a purchase.

NOW, THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the Parties hereto hereby agree as follows:

ARTICLE I

MERGER

1.1 The Merger. In accordance with the provisions of, and subject to the terms and conditions of, this Agreement and DGCL, at the Effective Time (defined below), Beeline shall be merged with and into Merger Sub (the “Merger”), and MergerSub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). MergerSub shall change its name to Beeline Financial Holdings, Inc. . Merger Sub and Beeline are sometimes herein referred to as the “Constituent Corporations.”

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1.2. The Effective Time of the Merger. Subject to the provisions of this Agreement and DGCL, a certificate of merger with respect to the Merger shall be executed, delivered and filed (the “Certificate of Merger”) with the Secretary of State of the State of Delaware by each of the Constituent Corporations on the Closing Date (as hereinafter defined). The Merger shall become effective on the date and time of such filing (the “Effective Time”).

1.3. Effect of Merger. At the Effective Time, the separate existence of Beeline shall cease, and Beeline shall be merged with and into MergerSub, and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and shall have such other effects as provided by DGCL. As a result of the foregoing, effective immediately upon the Closing of the Merger the Surviving Corporation shall continue its existence as a wholly-owned Subsidiary of Eastside.

1.4. Certificate of Incorporation and By-Laws of Surviving Company. From and after the Effective Time: (a) the Certificate of Incorporation (the “Certificate”) of MergerSub shall be the Certificate of the Surviving Corporation; (b) the By-Laws of MergerSub shall be the By-Laws of the Surviving Corporation, and (c) the officers and members of the Board of Directors of Beeline shall be the officers and members of the Board of Directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the Certificate and the By-Laws, as applicable.

1.5. Taking of Necessary Action. Prior to the Effective Time, the Parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement.

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

2.1. (a) Share Conversion. At the Effective Time, the outstanding Debentures of Beeline shall be exchanged for Beeline Common Stock and then the issued and outstanding shares of capital stock consisting of Common Stock and Preferred Stock of Beeline (together, the “Beeline Capital Stock”) shall be converted into a number of shares of Common Stock and Series F Convertible Preferred Stock (the “Series F”) of Eastside (together, the “Merger Shares”) that, when issued, will equal eighty-two and one-half percent (82.5%) of the aggregate outstanding capital stock of Eastside on a fully-diluted basis, (excluding from the calculation of Eastside capital stock the Series E Preferred Stock and common stock issuable on conversion thereof). For the purposes of this Agreement, the issuance of Series G Convertible Preferred Stock of Eastside to certain Beeline stockholders in connection with a private placement of Eastside securities shall be deemed to be part of the 82.5% of Eastside capital stock issuable to Beeline stockholders. Attached as Schedule 2.1 is a breakdown between the Merger Shares and the formula for determining the allocation among holders of Beeline Capital Stock. The number of outstanding shares of Eastside Common Stock on a “fully diluted basis” will include shares issuable upon conversion of outstanding Preferred Stock, but will not include shares issuable upon exercise of outstanding options or warrants.

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(b) Effect of Share Conversion. At the Effective Time, each share of Beeline Capital Stock, issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into that number of Merger Shares equal to 82.5% of the outstanding Eastside capital stock on a fully diluted basis (subject to Section 2.1(a) and prior to adjustments for fractional shares) as of the Closing, as defined in Section 7.1 and assuming the that the Series F may be immediately converted into Eastside Common Stock. The Beeline stockholders by their acceptance of the Merger Shares are deemed to acknowledge that the Series F may not convert into Eastside Common Stock until the Eastside stockholders have approved the issuance of the underlying Common Stock. At the Closing, Eastside shall issue to Beeline stockholders a number of shares of Eastside Common Stock equal to 19.9% of outstanding Eastside Common Stock immediately after the issuance of the Merger Shares. Any fractional Merger Share that results from the aforesaid conversion shall be eliminated by rounding the fraction down to the nearest whole Merger Share as reflected on Schedule 2.1.

(c) No Further Rights in Beeline Capital Stock. On and after the Effective Time, holders of Beeline Capital Stock shall cease to have any rights as stockholders of Beeline, except the right to receive the consideration set forth in this Article II.

(d) Conversion of Merger Sub Shares. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

(e) Assumption of Outstanding Warrants. Upon the Closing, Eastside shall assume all existing Beeline warrants in the amounts, with the exercise price and termination dates as reflected on Schedule 2.1(e).

2.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Beeline Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by holders of Beeline Capital Stock who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive Merger Shares, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Beeline Capital Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive Merger Shares, as set forth in Section 2.1 of this Agreement, without any interest thereon.

2.3. Exchange of Stock Certificates.

(a) Closing of Beeline’s Transfer Books. At or after the Effective Time, there shall be no transfers on the transfer books of Beeline of Beeline Capital Stock that was outstanding immediately prior to the Effective Time.

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(b) Delivery of Merger Share Certificates. Promptly after the Effective Time, Eastside shall cause its Transfer Agent to mail to each record holder, as of the Effective Time, of (Beeline Capital Stock a notice from Eastside’s Transfer Agent reflecting the issuance of the Merger Shares in book-entry form and a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Merger Shares shall pass, only upon proper delivery of (i) the Beeline stock certificates to the Transfer Agent or, in the case of Beeline Capital Stock issued in book-entry form, upon adherence to the procedures set forth in the letter of transmittal and (ii) a medallion guaranty required by the Transfer Agent in exchange for the Merger Shares, unless delivery of a medallion guarantee has been waived and such waiver is acceptable to the Eastside Transfer Agent. If Merger Shares are to be issued to a Person other than the Person in whose name the surrendered Beeline Capital Stock is registered, it shall be a condition of such issuance that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer with the medallion guarantee and that the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of the Merger Shares to a Person other than the registered holder of the Beeline Capital Stock surrendered or shall have established to the satisfaction of the Transfer Agent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each share of Beeline Capital Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Shares as contemplated by this Article II.

(c) In the event that any certificate for Beeline Capital Stock shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Transfer Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Transfer Agent will deliver in exchange for the lost, stolen or destroyed certificate the applicable Merger Shares issuance payable in respect of the Beeline Capital Stock represented by such certificate pursuant to this Article II.

(d) Effect of Escheat Laws. Neither Eastside, the Surviving Corporation, nor any other Party hereto shall be liable to a holder of Beeline Capital Stock for any consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BEELINE

Beeline makes the following representations and warranties to Eastside, which shall be true and correct on the date hereof and at the Effective Time (and Eastside, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

3.1. Organization, Good Standing and Qualification of Beeline; Certificate of Incorporation and By-Laws. Beeline and each of its Subsidiaries is an entity incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Beeline nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Beeline and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on Beeline’s ability to perform in any material respect on a timely basis its obligations under this Agreement(any of (i), (ii) or (iii), a “Material Adverse Effect”) on Beeline, and no action or proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.2. Authorization; Valid and Binding. Beeline has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Beeline of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Beeline and no other corporate proceedings on the part of Beeline are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the outstanding shares (or voting power) of each class of Beeline Capital Stock (the “Beeline Stockholder Approval”). Subject to Beeline Stockholder Approval, this Agreement has been duly and validly executed and delivered by Beeline and, assuming the due execution and delivery by Eastside and Merger Sub, constitutes the valid and binding obligation of Beeline, enforceable against Beeline in accordance with its terms, (i) subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

3.3. Subsidiaries. All of the direct and indirect Subsidiaries of Beeline are set forth on Schedule 3.3. Beeline owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, free and clear of any Liens, except for Liens created under this Agreement or imposed by Law, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

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3.4. Capitalization. Schedule 3.4 sets forth all of the current holders of each class of Beeline Capital Stock issued and outstanding as of the date of this Agreement. All the issued and outstanding Beeline Capital Stock has been duly authorized and validly issued, are fully paid and nonassessable. Except as set forth in Schedule 3.4, as of the date hereof, Beeline does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, Beeline Capital Stock or any such options, rights, convertible securities or obligations. To Beeline’s Knowledge there are no existing voting trusts or similar agreements to which Beeline is a party with respect to the voting of Beeline Capital Stock.

3.5. No Conflicts. Except for: (a) the filing of the Certificate of Merger; (b) applicable requirements of U.S. securities Laws; (c) applicable requirements under the securities or “blue sky” Laws of various states; and (d) matters specifically described in this Agreement (the “Required Approvals”), neither the execution, delivery and performance by Beeline of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Beeline’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) require Beeline to issue any authorization, license, consent or approval of or require notice to or filing with, any Governmental Authority; (iii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Beeline or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Beeline or Subsidiary debt or otherwise) or other understanding to which Beeline or any Subsidiary is a party or by which any property or asset of Beeline or any Subsidiary is bound or affected, or (iv) subject to complying with all applicable securities Laws, conflict with or result in a violation of any Law to which Beeline or a Subsidiary is subject , or by which any property or asset of Beeline or a Subsidiary is bound or affected; except in the case of each of clauses (iii) and (iv), such as could not have or reasonably be expected to result in a Material Adverse Effect on Beeline.

3.6. Financial Information. Prior to the Closing, Beeline shall deliver true and complete copies of its audited financial statements for years ending December 31, 2023 and 2022 and unaudited financial statements for the six months ended June 30, 2024 (the “Beeline Financial Statements”), which it has delivered to Eastside for review. Except as noted therein, and subject to re-audits by a firm registered with the Public Company Accounting Oversight Board (“PCAOB”), the Beeline Financial Statements will fairly represent, in all material respects, the financial position of Beeline as of the dates thereof and the results of its operations and cash flows for the periods then ended, except as may be otherwise specified in such financial statements or the footnotes thereto and except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles (“GAAP”), and fairly present in all material respects the financial position of Beeline and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.7. Absence of Undisclosed Liabilities. When delivered with the Beeline Financial Statements, Schedule 3.7 will set forth all debts, liabilities, or obligations, contingent or absolute (“Liabilities”), of Beeline, except for liabilities or obligations (i) disclosed on the Beeline Financial Statements, (ii) not required under GAAP to be disclosed on the Beeline Financial Statements, and (iii) which would not have a Material Adverse Effect on Beeline.

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3.8. Absence of Certain Changes. Except as reflected on Schedule 3.8, since June 30, 2024 (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on Beeline, (ii) Beeline has not incurred any Liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) Liabilities not required to be reflected in Beeline’s financial statements pursuant to GAAP (iii) Beeline has not altered its method of accounting, (iv) Beeline has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Beeline has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Beeline stock option plans

3.9. Taxes. Except as set forth on Schedule 3.9:

(a) Beeline has filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) owed by Beeline (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for Taxes not yet due and payable. Beeline has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no Liens on any of the assets of Beeline that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b) Beeline is not a party to any Tax allocation or sharing agreement. Beeline (i) has not been a member of an Affiliated Group (as hereinafter defined) filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(c) Beeline shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax Law. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(d) Intentionally omitted.

(e) Beeline has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(f) As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law; “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

3.10. Contracts; Insurance. Except as set forth on Schedule 3.10, Beeline has no currently existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

(a) Written employment agreements, bonus agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of Beeline, and agreements among stockholders and Beeline;

(b) Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a Lien or security interest or other encumbrance on any of Beeline’s property or any agreement or instrument evidencing any guaranty by Beeline of payment or performance by any other person;

(c) Agreements with consultants, dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies, under which Beeline anticipates incurring $100,000 or more of expenses in 2024;

(d) Agreements with any labor union or collective bargaining organization or other labor agreements;

(e) Contracts or series of contracts with the same Person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors under which Beeline may incur expenses of $100,000 or more in 2024;

(f) Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which Beeline is a party;

(g) Agreements limiting the freedom of Beeline to compete in any line of business or in any geographic area or with any Person;

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(h) Agreements providing for disposition of the business, assets or shares of Beeline, agreements of merger or consolidation to which Beeline is a party or letters of intent with respect to the foregoing;

(i) Letters of intent or agreements with respect to the purchase or sale of the business, assets or shares of any third party (other than the Merger) except for matters which have by their terms expired;

(j) Insurance policies presently in effect; and

(k) Existing leases for real or personal property.

3.11. Litigation. Except as set forth on Schedule 3.11, to Beeline’s Knowledge there is no pending nor threatened legal or governmental action, suit, investigation, proceeding or claim, to which Beeline is or may be named as a party by or before any Governmental Authority or by any third party that is reasonably likely to have a Material Adverse Effect on Beeline. Beeline is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any Governmental Authority.

3.12. Title to Properties; Liens and Encumbrances. Beeline has good and valid title in all property and assets recorded on Beeline Financial Statements, free from all mortgages, pledges, Liens, security interests, conditional sale agreements, encumbrances or charges, except as disclosed on Schedule 3.12. Beeline owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

3.13. Compliance. Beeline is not in violation of any term of its Certificate of Incorporation or By-Laws, as amended. Except as set forth on Schedule 3.13, to Beeline’s Knowledge, Beeline is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, Permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which Beeline is subject to. Except as would not reasonably be expected to be, individually or in the aggregate, have a Material Adverse Effect on Beeline, and except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.14), Beeline is in compliance with all applicable Laws and orders of Governmental Authorities, including without limitation all Laws relating to Taxes, insurance, environmental protection, occupational health and safety, consumer lending, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect on Beeline.

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(a) Beeline and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Beeline’s Knowledge:

(i) no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, employee or independent contractor of Beeline or any of its Subsidiaries; and

(ii) neither Beeline nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of Beeline or any of its Subsidiaries.

3.14 Compliance with Environmental Laws. To Beeline’s Knowledge, Beeline is in material compliance with all applicable Laws relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Beeline. Beeline has not received any written notice of, or to the Knowledge of Beeline, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any Laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have a Material Adverse Effect on Beeline.

3.15 Brokers or Finders. Except as reflected on Schedule 3.15, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.16. Permits and Licenses. Schedule 3.16 sets forth all material permits, licenses, orders, franchises and approvals (collectively, “Permits”) from all Governmental Authorities held by Beeline. Except for Permits the absence of which would not have a Material Adverse Effect on Beeline, Beeline has all Permits necessary to conduct its business of all Governmental Authorities. Such Permits are in full force and effect, and no suspension or cancellation of any of such Permits is pending or to the Knowledge of Beeline threatened. Beeline is in compliance in all material respects with all requirements, standards and procedures of the Governmental Authorities which have issued Permits, except for such non-compliance as would not have a Material Adverse Effect on Beeline.

3.17. Intentionally omitted.

3.18. Interest in Assets. Except as disclosed on Schedule 3.18, neither the stockholders of Beeline nor any Affiliate(s) of the stockholders nor anyone else other than Beeline owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of Beeline.

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3.19. Employee Benefit Plans. Other than as set forth on Schedule 3.19: (a) there are no “employee pension benefit plans” (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”) maintained by Beeline; and (b) Beeline does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights or other benefits to its employees. There are no outstanding Liabilities of Beeline to the Pension Plans, and Beeline knows of no potential Liabilities in connection therewith. To the Knowledge of Beeline, there are no actions, suits or claims, other than for benefits in the normal course, pending or threatened, and Beeline has no Knowledge of any facts which could give rise to any actions, suits or claims, against any of the Pension Plans, or against Beeline which might subject Beeline to any liability which would have a Material Adverse Effect on Beeline.

3.20. Labor Discussions. Beeline is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any third party regarding the rates of pay or working conditions of any of Beeline’s employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

3.21 Intentionally omitted.

3.22 Untrue or Omitted Facts. No representation, warranty or statement by Beeline in this Agreement contains any untrue statement of a material fact or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

3.23 Related Party Disclosure. Except as set forth on Schedule 3.23, no officer or member of the Board of Directors of Beeline, any member of his or her immediate family or any of their respective Affiliates (i) is involved in any business arrangement or other relationship with Eastside (whether written or oral), (ii) owns any property or right, tangible or intangible, that is used by Eastside, (iii) to the Knowledge of Beeline, has any claim or cause of action against Eastside or (iv) to the Knowledge of Beeline, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Eastside.

3.24 Beeline Stockholders. To the Knowledge of Beeline, all Beeline stockholders are “accredited investors” within the meaning Rule 501 of Regulation D promulgated under the Securities Act.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EASTSIDE AND MERGER SUB

Eastside and Merger Sub, make the following representations and warranties to Beeline which shall be true and correct on the date hereof and at the Effective Time (and Beeline, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

4.1. Organization, Good Standing and Qualification. Eastside and each of the Subsidiaries is an entity incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Eastside nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Eastside and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a Material Adverse Effect on Eastside taken as a whole, and no action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.2. Certificate of Incorporation and By-Laws. Eastside’s SEC Reports contain accurate and complete copies of its Articles of Incorporation including all amendments thereto. There has not been any violation of any provisions of Eastside’s Articles of Incorporation, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Eastside. Merger Sub has delivered to Beeline accurate and complete copies of its Certificate of Incorporation and applicable consents, including all amendments thereto. There has not been any violation of any of the provisions of Merger Sub’s Certificate of Incorporation, and no action has been taken that is inconsistent with any resolution adopted by the stockholders or the Board of Directors of Merger Sub.

4.3. Subsidiaries. All of the direct and indirect Subsidiaries of Eastside are set forth on Schedule 4.3. Eastside owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, free and clear of any Liens, except for Liens created under this Agreement or imposed by Law, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

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4.4. Capitalization. The authorized capital stock of Eastside consists of 6,000,000 shares of Common Stock having a par value of $0.0001 and 100,000,000 shares of preferred stock having a par value of $0.0001. Currently there are 1,763,489 shares of Common Stock issued outstanding. Currently there are 2,500,000 shares of Series B Preferred Stock issued and outstanding and 200,000 shares of Series C Preferred Stock issued and outstanding. All the issued and outstanding capital stock of Eastside has been duly authorized and validly issued, are fully paid and nonassessable. Schedule 4.4 reflects the number of shares of Eastside capital stock owned by each Affiliate of Eastside. Eastside has not issued any capital stock since its most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as reflected on Schedule 4.4, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the capital stock of Eastside or any Subsidiary, or contracts, commitments, understandings or arrangements by which Eastside or any Subsidiary is or may become bound to issue additional shares of capital stock or Common Stock Equivalents or capital stock of any Subsidiary. The issuance of the Merger Shares will not obligate Eastside or any Subsidiary to issue shares of Common Stock or other securities to any Person other than the Beeline stockholders. There are no outstanding securities or instruments of Eastside or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Eastside or any Subsidiary. There are no outstanding securities or instruments of Eastside or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Eastside or any Subsidiary is or may become bound to redeem a security of Eastside or such Subsidiary. Beeline does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. There are no stockholders agreements, voting agreements or other similar agreements with respect to Eastside’s capital stock to which Eastside is a party or, to the Knowledge of Eastside, between or among any of Eastside’s stockholders other than as disclosed in Schedule 4.4.

4.5 Issuance of the Securities. The Merger Shares when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens imposed by Eastside other than restrictions on transfer provided by Law and the Series F shall not be convertible until Eastside obtains Stockholder Approval. The Common Stock underlying the Series F, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Liens imposed by Eastside other than restrictions on transfer imposed by Laws. Eastside has reserved from its duly authorized capital stock a number of shares of Common Stock equal to the number of shares issuable upon conversion of the Series F.

4.6. Corporate Authority; Binding Nature of Agreement. Eastside and Merger Sub each has all requisite corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Eastside and Merger Sub of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by their respective Boards of Directors. No further corporate authorization is necessary on the part of Eastside or Merger Sub to consummate the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of the other Party hereto, this Agreement, when executed and delivered by Eastside and Merger Sub, constitutes or will constitute the legal, valid and binding obligation of Eastside and Merger Sub, enforceable against Eastside and Merger Sub in accordance with its terms, (i) subject to: applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

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4.7. No Conflicts. Except for the Required Approvals, nether the execution, delivery and performance by Eastside of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Eastside’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) require Eastside to issue any authorization, license, consent or approval of or require notice to or filing with, any Governmental Authority; (iii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Eastside or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which Eastside or any Subsidiary is a party or by which any property or asset of Eastside or any Subsidiary is bound or affected, or (iv) subject to the Required Approvals, conflict with or result in a violation of any Law to which Eastside or a Subsidiary is subject (including federal and state securities Laws), or by which any property or asset of Eastside or a Subsidiary is bound or affected; except in the case of each of clauses (iii) and (iv), such as could not have or reasonably be expected to result in a Material Adverse Effect on Eastside.

4.8. Eastside SEC Reports; Sarbanes-Oxley Act.

(a) Since December 31, 2022, Eastside has filed or furnished in a timely manner all reports and other documents (the “SEC Reports”) required to be filed with the SEC under Section 15(d), 12(b) or 12(g) of the Exchange Act. None of the Eastside SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of the last such amendment or filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Eastside has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Eastside is made known to Eastside’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) to Eastside’s Knowledge, such disclosure controls and procedures are effective in timely alerting Eastside’s principal executive officer and principal financial officer to material information required to be included in Eastside’s periodic reports required under the Exchange Act.

(c) Eastside has established and maintains a system of internal controls. Except as disclosed in the Eastside SEC Reports, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Eastside’s financial reporting and the preparation of Eastside’s financial statements for external purposes in accordance with GAAP.

(d) Except as reflected on Schedule 4.8(d), since December 31, 2022 to the Knowledge of Eastside, each director and executive officer of Eastside has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Eastside has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(e) Except as set forth on Schedule 4.8(e), neither Eastside nor Eastside’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Eastside, (ii) any fraud, whether or not material, that involves Eastside’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Eastside or (iii) any claim or allegation regarding any of the foregoing.

(f) There are no outstanding SEC comments in comment letters received from the SEC with respect to the Eastside SEC Reports. To the Knowledge of Eastside, none of the Eastside SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.9. Financial Information. (a) The financial statements of Eastside (including the related notes and schedules) for the year ended December 31, 2023 and any interim period(s) which have been filed with the SEC (the “Eastside Financial Statements”) (including, in each case, the notes and schedules thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present the financial condition of Eastside as of the indicated dates and the results of operations of Eastside for the indicated periods except as may be otherwise specified in such financial statements or the footnotes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Eastside and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustment, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates and are consistent with the books and records of Eastside. Except as set forth in the latest interim Eastside Financial Statements delivered to Beeline, Eastside has no Liabilities (i) of a nature required to be disclosed on a balance sheet or in the related notes to the Eastside Financial Statements prepared in accordance with GAAP or (ii) which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on Eastside. Eastside does not have any material off-balance sheet arrangements except as disclosed in the Eastside SEC Reports. The Eastside Financial Statements do not contain any untrue statements of material facts or omit to state any material facts required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Indebtedness of Eastside is listed on Schedule 4.9(b).

4.10. Issuance of Merger Shares. The issuance and delivery by Eastside of the Merger Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of Eastside. The Merger Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

4.11. Brokers or Finders. Except as reflected on Schedule 4.11, Eastside represents, as to itself, its subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

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4.12. Consents. Eastside’s and Merger Sub’s execution and delivery of this Agreement does not, and Eastside’s and Merger Sub’s performance of this Agreement and the consummation of the transactions contemplated hereby will not require any filing to or receipt of any material consent from any Person including the holders of its capital stock or Indebtedness, except for the Required Approvals.

4.13 Litigation. Except as described on Schedule 4.13, there is neither pending nor, to Eastside’s Knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which Eastside or any Subsidiary is or may be named as a party by or before any Governmental Authority or by any third party that is reasonably likely to have a Material Adverse Effect on Eastside. Eastside is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any Governmental Authority including any preliminary inquiry or investigation by the SEC. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Eastside or any Subsidiary under the Exchange Act or the Securities Act.

4.14. Absence of Undisclosed Liabilities. All Eastside Liabilities are disclosed in its SEC Reports, except: (i) those not required under GAAP to be disclosed in the SEC Reports, (ii) those which would not have or reasonably be expected to have a Material Adverse Effect on Eastside, and (iii) those which arose in the ordinary course of business subsequent to the latest Eastside Financial Statements filed with the SEC.

4.15. Absence of Certain Changes. Except as disclosed in a Current Report on Form 8-K filed with the SEC, since the last Eastside Financial Statements filed with the SEC, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Eastside has not incurred any Liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) Liabilities not required to be reflected in Eastside’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Eastside has not altered its method of accounting, (iv) Eastside has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Eastside has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Eastside stock option plans. Eastside does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 4.15, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to Eastside or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by Eastside under applicable securities Laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Business Day prior to the date that this representation is made.

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4.16. Taxes. Except as set forth on Schedule 4.16:

(a) Eastside has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) owed by Eastside (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for taxes not yet due and payable. Eastside has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no Liens on any of the assets of Eastside that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b) Eastside is not a party to any Tax allocation or sharing agreement. Eastside (i) has not been a member of an Affiliated Group (as hereinafter defined) filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(c) Eastside shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax Law. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(d) Except for limitations imposed by Sections 382 through 384 of the Code and analogous provisions of state Tax Law, the Merger will not result in any Tax liability to Eastside or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to Eastside by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

(e) Eastside has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Eastside has not made any payments, is not obligated to make any payments and is not a Party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Eastside has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Eastside is not an S corporation (within the meaning of Section 1361(a)(1) of the Code). All material elections with respect to Taxes affecting Eastside are disclosed or attached to a Tax Return of Eastside.

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4.17. Contracts; Insurance. Except as set forth in Schedule 4.17 or filed as an exhibit to an SEC Report, since January 1, 2022, Eastside has no currently existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

(a) Written employment, bonus agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of Eastside, and agreements among stockholders and Eastside;

(b) Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a Lien or security interest or other encumbrance on any of Eastside’s property or any agreement or instrument evidencing any guaranty by Eastside of payment or performance by any other person;

(c) Agreements with consultants, dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies, under which Beeline anticipates incurring $100,000 or more of expenses in 2024;

(d) Agreements with any labor union or collective bargaining organization or other labor agreements;

(e) Contracts or series of contracts with the same Person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors under which Eastside may incur expenses of $100,000 or more in 2024;

(f) Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which Eastside is a party;

(g) Agreements limiting the freedom of Eastside to compete in any line of business or in any geographic area or with any Person;

(h) Agreements providing for disposition of the business, assets or shares of Eastside, agreements of merger or consolidation to which Eastside is a party or letters of intent with respect to the foregoing;

(i) Letters of intent or agreements with respect to the purchase of sale of the business, assets or shares of any third party (other than the Merger) except for matters which have by their terms expired;

(j) Insurance policies presently in effect; and

(k) Existing leases for real or personal property.

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Each of the material contracts, agreements and understandings is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect on Eastside. To the Knowledge of Eastside, there are no existing defaults by Eastside thereunder, which default would result in a Material Adverse Effect on Eastside and the other parties are not in default of any of the material contracts, agreements and understandings. Eastside and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Eastside and the Subsidiaries are engaged.. Neither Eastside nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

4.18. Title to Properties; Liens and Encumbrances. Eastside has good and valid title in all property and assets recorded on the Eastside Financial Statements and property and assets acquired in the ordinary course of business since the balance sheet date in the Eastside Financial Statements, free from all mortgages, pledges, Liens, security interests, conditional sale agreements, encumbrances or charges, except: (a) as would not have a Material Adverse Effect on Eastside; (b) as shown on the Eastside Financial Statements or footnotes thereto; or (c) Tax, materialmen’s or like Liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings. Eastside owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

4.19. Intellectual Property. Except for such claims, which individually or in the aggregate, would not have a Material Adverse Effect on Eastside, there are no pending or threatened claims of which Eastside has been given written notice by any Person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by Eastside and used in its operations as currently conducted (the “Eastside Intellectual Property”). To Eastside’s Knowledge, Eastside has such ownership of or such rights by license, lease or other agreement to the Eastside Intellectual Property as are necessary to permit it to conduct its operations as currently conducted, except where the failure to have such rights would not have an Eastside Material Adverse Effect.

4.20. Compliance. Eastside is not in violation of any term of its articles of incorporation, as amended. Except as set forth on Schedule 4.20, to Eastside’s Knowledge, Eastside is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, Permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, Law to which Eastside is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have a Material Adverse Effect on Eastside. Except as would not reasonably be expected to be, individually or in the aggregate, have a Material Adverse Effect on Eastside, and except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21 ), Eastside is in compliance with all applicable Laws and orders of Governmental Authorities including without limitation all Laws relating to taxes, insurance, environmental protection, occupational health and safety, product quality and safety, alcoholic beverages, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect on Eastside.

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(a) Eastside and its Subsidiaries are in compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Eastside’s Knowledge:

(i) no allegations of Misconduct have been made involving any current or former director, officer, employee or independent contractor of Eastside or any of its Subsidiaries; and

(ii) neither Eastside nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of Eastside or any of its Subsidiaries.

4.21. Compliance with Environmental Laws. To Eastside’s Knowledge, Eastside is in material compliance with all applicable Laws relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Eastside. Eastside has not received any written notice of, or to the Knowledge of Eastside, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any Laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have a Material Adverse Effect on Eastside.

4.22. Intentionally omitted.

4.23. Permits and Licenses. Eastside holds all material Permits from any Governmental Authority necessary to conduct its business. Except for Permits which would not have a Material Adverse Effect on Eastside, Eastside has all Permits necessary to conduct its business of all Governmental Authorities. Such Permits are in full force and effect, and no suspension or cancellation of any such Permits, etc. is pending or to the Knowledge of Eastside threatened; and Eastside is in compliance in all material respects with all requirements, standards and procedures of the Governmental Authorities which have issued such Permits, except for such non-compliance as would not have a Material Adverse Effect on Eastside.

4.24. Interest in Assets. Except as described on Schedule 4.24, neither the stockholders of Eastside nor any Affiliate(s) of the stockholders nor anyone else other than Eastside owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of Eastside.

4.25. Employee Benefit Plans. (a) There are no “employee pension benefit plans” (within the meaning of Section 3(2)(A) of ERISA (collectively, the “Eastside Pension Plans”) maintained by Eastside; and (b) Eastside does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights or other benefits to its employees. There are no outstanding Liabilities of Eastside to the Eastside Pension Plans, and Eastside knows of no potential Liabilities in connection therewith. To the Knowledge of Eastside, there are no actions, suits or claims, other than for benefits in the normal course, pending or threatened, and Eastside has no Knowledge of any facts which could give rise to any actions, suits or claims, against any of the Eastside Pension Plans, or against Eastside which might subject Eastside to any liability which would have a Material Adverse Effect on Eastside.

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4.26. Labor Discussions. Eastside is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any Party regarding the rates of pay or working conditions of any of Eastside’s employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

4.27 Eastside’s Existing Businesses. Eastside has no plans to sell or otherwise divest its existing pre-closing businesses, except as reflected on Schedule 4.27. After the contemplated divestiture Eastside without giving effect to the Beeline acquisition shall not be a shell company within the meaning of the Rules of the SEC and interpretations of its Staff.

4.28 IT Systems.

(a) To Eastside’s Knowledge, Eastside Systems are reasonably sufficient for the needs of Eastside’s business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Eastside Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of Eastside’s business as currently conducted.

(b) Since its inception, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Eastside Systems, that has resulted in or could reasonably be expected to result in any: (A) substantial disruption of or interruption in or to the use of such Eastside Systems or the conduct of Eastside’s business; (B) material loss, destruction, damage or harm of or to Eastside or its operations, personnel, property or other assets; or (C) material liability of any kind to Eastside. Eastside has taken reasonable actions, consistent with applicable industry best practices in Eastside’s industry, to protect the integrity and security of Eastside Systems and the data and other information stored thereon.

(c) Eastside maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

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4.29 Data Privacy and Protection; Cybersecurity.

(a) Eastside has complied with all Eastside Privacy Policies and with all applicable Laws and contracts to which it is a party relating to: (A) the privacy of customers or users of Eastside Products, any website, product or service operated by or on behalf of Eastside; and (B) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Information by Eastside or by third parties having authorized access to the records of Eastside, with respect to each of (A) and (B) in all material respects. No claims have been asserted or, are threatened against Eastside alleging a violation of any Person’s privacy, confidentiality or other rights under any Eastside Privacy Policy, under any contract, or under any Law relating to any Customer Data or Personal Information. With respect to any Customer Data and Personal Information, Eastside has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of any Customer Data and Personal Information. Eastside has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding Eastside’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Information. There have been no facts or circumstances that would require Eastside to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach.

(b) Without limiting the generality of the foregoing, Eastside is compliant with all Laws relating to data privacy and data protection, and the collection, storage, maintenance and transmission of personal data and health information, including, without limitation, all applicable Laws relating to cybersecurity, data privacy and protection and/or Customer Data or Personal Information. Eastside is compliant with the agreements, terms and policies of, and has not reason to believe that it will not continue to have access to, the third party data hosting and transmission services and infrastructure it utilizes or anticipates utilizing in its operations as presently conducted or planned, including without limitation, Amazon Web Services, Google Cloud and Microsoft Azure Cloud. Eastside has complied with the SEC’s rules related to cybersecurity risks and related disclosures.

4.30 Investment Company. Eastside is not, and is not an Affiliate of, and immediately after receipt of payment for the Merger Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Eastside shall conduct its business in a manner so that it will not become an investment company subject to registration under the Investment Company Act of 1940, as amended.

4.31 Foreign Corrupt Practices. Neither Eastside nor any Subsidiary, nor to the Knowledge of Eastside or any Subsidiary, any agent or other Person acting on behalf of Eastside or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Eastside or any Subsidiary (or made by any Person acting on its behalf of which Eastside is aware) which is in violation of Law or (iv) violated in any material respect any provision of FCPA.

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4.32 Accountants. Eastside’s accounting firm is set forth on Schedule 4.32. Such accounting firm (i) is a public accounting firm registered with the PCAOB as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in Eastside’s annual report on Form 10-K for the fiscal year ended December 31, 2024. To Eastside’s Knowledge, such accounting firm has not been subject to any disciplinary actions or other adverse actions from the PCAOB or any Governmental Authority adversely impacting the ability of such accounting firm to conduct its audit and review and related accounting services for which it was engaged by Eastside, nor does Eastside have any Knowledge that the PCAOB or any Governmental Authority is conducting any investigation or inquiry, however termed, which may lead to disciplinary action against such accounting firm.

4.33 Stock Plans. Each stock option granted by Eastside under Eastside’s stock option plan or equity incentive plan was granted (i) in accordance with the terms of Eastside’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable Law. No stock option granted under Eastside’s stock option plan or equity incentive plan has been backdated. Eastside has not knowingly granted, and there is no and has been no Eastside policy or practice to knowingly grant, stock options or other equity securities or rights to equity securities including restricted stock units prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding Eastside or its Subsidiaries or their financial results or prospects.

4.34 Money Laundering. The operations of Eastside and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and all other applicable money laundering Laws including in the United States and other countries (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Authority and involving Eastside or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of Eastside or any Subsidiary, threatened.

4.35 Application of Takeover Protections. Eastside and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Eastside’s certificate of incorporation (or similar charter documents) or the Laws of its state of incorporation that is or could become applicable to the Investor as a result of the Investor and Eastside fulfilling their obligations or exercising their rights under the Agreement and the Merger, including without limitation as a result of Eastside’s issuance of the Merger Shares.

4.36 Registration Rights. Except as reflected on Schedule 4.36, no Person has any right to cause Eastside or any Subsidiary to effect the registration under the Securities Act of any securities of Eastside or any Subsidiaries.

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4.37 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Eastside has taken no action designed to, or which to Eastside’s Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Eastside received any notification that the SEC is contemplating terminating such registration. Except as set forth on Schedule 4.37, Eastside has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Eastside Common Stock is or has been listed or quoted to the effect that Eastside is not in compliance with the listing or maintenance requirements of such Trading Market. Eastside is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Eastside is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

4.38 Private Placement. Assuming the accuracy of Beeline’s representations and warranties in Section 3.25, no registration under the Securities Act is required for the offer and sale of the Securities by Eastside to the Beeline stockholders as contemplated hereby. The issuance and sale of the Merger Shares pursuant to the Merger does not contravene the rules and regulations of the Trading Market.

4.39 No Disqualification Events. With respect to the Merger Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of Eastside, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Eastside participating in the offering hereunder, any beneficial owner of 20% or more of Eastside’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Eastside in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Eastside has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Eastside has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Investor a copy of any disclosures provided thereunder.

4.40 Other Covered Persons. Other than the broker-dealer identified on Schedule 4.40, Eastside is not aware of any Person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Merger Shares

4.41 Notice of Disqualification Events. Eastside will notify Beeline in writing, prior to each Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

4.42 Related Party Disclosure. Except as set forth on Schedule 4.42, no officer, director or Affiliate of Eastside, or any member of his or her immediate family or any of their respective Affiliates (i) is involved in any business arrangement or other relationship with Eastside(whether written or oral), (ii) owns any property or right, tangible or intangible, that is used by Eastside, (iii) to the Knowledge of Eastside, has any claim or cause of action against Eastside or (iv) to the Knowledge of Eastside, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Eastside.

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4.43. Untrue or Omitted Facts. No representation, warranty or statement by Eastside in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

The Parties hereby further agree that, from and after the Closing:

5.1 Conduct of Business. From the date hereof until the Effective Time, except (a) as required or contemplated by this Agreement, (b) as required or contemplated by any of the agreements annexed as exhibits to this Agreement, or (c) as consented to in writing by the other Parties, each of Eastside and Beeline will, and will cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and employees and (iii) use its commercially reasonable efforts to protect its intellectual property to the end that its goodwill and ongoing business shall not be impaired in any material respect as of the Closing Date.

5.2 No Solicitation.

(a) Alternative Transaction. Beeline shall not and shall not authorize or permit the directors, officers, employees and representatives of Beeline to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to any merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction (an “Alternative Transaction”), or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to a proposal to effect any Alternative Transaction (an “Alternative Transaction Proposal”). Beeline agrees that it will take the necessary steps to promptly inform its directors, officers, employees and representatives of the obligations undertaken in this Section 5.2.

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(b) Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that Beeline receives after the date of this Agreement and prior to obtaining Beeline Stockholder Approval, a bona fide written Alternative Transaction Proposal which the Board of Directors of Beeline determines (after consultation with its outside legal counsel) to be on terms that the Board of Directors of Beeline has determined superior to the transaction contemplated by this Agreement (a “Superior Proposal”) or to be reasonably likely to lead to a Superior Proposal, Beeline may then take the following actions:

(i) Furnish any information with respect to Beeline to the Person or group (and their respective representatives) making such Alternative Transaction Proposal; and

(ii) Engage in discussions or negotiations with such Person or group (and their representatives) with respect to such Alternative Transaction Proposal.

(c) Notification. Within one (1) Business Day after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Transaction Proposal, Beeline shall provide Eastside with written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, Beeline shall provide Eastside as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep Eastside fully informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Transaction Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to Eastside a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to Beeline or any of its representatives in connection with such Alternative Transaction Proposal, request or inquiry. Beeline shall provide Eastside with seventy-two (72) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal; provided, that nothing contained in this Section 5.2(c) or elsewhere in this Agreement shall give or be deemed to give Eastside the right to participate or otherwise be a party to any meeting of Beeline’s Board of Directors or any committee thereof.

(d) Termination. Notwithstanding anything to the contrary set forth in any other provision of this Agreement, the Board of Directors of Beeline may, solely in response to a Superior Proposal, terminate this Agreement pursuant to Section 7.1 and concurrently enter into a definitive agreement with respect to such Superior Proposal, if all of the following conditions in clauses (i) through (vi) are met, as applicable:

(i) such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) Beeline Stockholder Approval has not been obtained;

(iii) Beeline has (A) provided to Eastside five (5) Business Days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided to Eastside a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five (5) Business Day period) and (3) that it intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by Eastside, engaged in good faith negotiations with Eastside to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

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(iv) the Board of Directors of Beeline has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Eastside, the failure to terminate this Agreement and enter into the Alternative Acquisition Agreement would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(v) Beeline shall have complied with Section 5.2(a) and shall not have breached any of the other provisions set forth in this Section 5.2 in any material respect; and

(vi) Beeline pays all fees and expenses as required pursuant to Section 8.2 hereof.

(e) Beeline Adverse Recommendation Change. Notwithstanding anything to the contrary set forth in Section 5.2(d) or in any other provision of this Agreement, the Board of Directors of Beeline may recommend to the Beeline stockholders a Superior Proposal (a “Beeline Adverse Recommendation Change”) if it determines in good faith after consultation with its legal advisors that the failure to make such Beeline Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; provided, that (i) Beeline has provided to Eastside five (5) Business Days’ prior written notice advising Eastside that it intends to effect a Beeline Adverse Recommendation Change and specifying, in reasonable detail, the reasons for Beeline Adverse Recommendation Change and (ii) during such five (5) Business Day period, if requested by Eastside, Beeline engages in good faith negotiations with Eastside to amend this Agreement in a manner that obviates the need for Beeline Adverse Recommendation Change.

5.3 Beeline Stockholders’ Approval.

Except to the extent expressly permitted by Section 5.2(d), (i) the Board of Directors of Beeline shall recommend that its stockholders vote in favor of the adoption of this Agreement by written consent or at the Beeline stockholders’ meeting, (ii) any solicitation material provided to Beeline stockholders shall include a statement to the effect that the Board of Directors of Beeline has recommended that Beeline stockholders vote in favor of adoption of this Agreement by written consent at a Beeline stockholders’ meeting and (iii) neither the Board of Directors of Beeline nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Eastside, the recommendation of its Board of Directors that Beeline stockholders consent to or vote in favor of the adoption of this Agreement.

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5.4 Access to Information. (a) Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, Beeline shall, and shall cause its officers, directors, employees and representatives of Beeline to, afford Eastside and its officers, directors, employees and representatives, following notice from Eastside to Beeline in accordance with this Section 5.4, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of Beeline and its subsidiaries, and all other financial, operating and other data and information as Eastside may reasonably request. Notwithstanding the foregoing, Beeline shall not be obligated to disclose any information that, in the reasonable judgment of Beeline, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or court order or (ii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege or trade secret protection held by Beeline. Beeline shall be entitled to have representatives present at all times during any such inspection. No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Eastside pursuant to this Section 5.4 or otherwise shall affect any representations or warranties of Beeline or conditions or rights of Eastside contained in this Agreement.

(b) Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, Eastside shall, and shall cause its officers, directors, employees and representatives of Eastside to, afford Beeline and its officers, directors, employees and representatives, following notice from Beeline to Eastside in accordance with this Section 5.4, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of Eastside and its subsidiaries, and all other financial, operating and other data and information as Beeline may reasonably request. Notwithstanding the foregoing, Eastside shall not be obligated to disclose any information that, in the reasonable judgment of Eastside, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or court order or (ii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege or trade secret protection held by Eastside. Eastside shall be entitled to have representatives present at all times during any such inspection. No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Beeline pursuant to this Section 5.4 or otherwise shall affect any representations or warranties of Eastside or conditions or rights of Beeline contained in this Agreement.

5.5 Listing. Eastside shall use commercially reasonable efforts to cause the Merger Shares to be authorized for listing on the Trading Market, subject to official notice of issuance, prior to the Closing Date, except for the non-voting preferred stock that is subject to Stockholder Approval.

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5.6. Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Eastside under applicable state or federal securities Laws, it is expressly understood and agreed by Eastside and Beeline that: (a) the conversations, negotiations and transactions relating to this Agreement and/or contemplated hereby; and (b) all financial information, business records and other non-public information concerning Eastside or Beeline which any of the Parties or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the Parties and their respective representatives, and shall not be disclosed to any Person that is not associated or affiliated with any of the Parties and involved in the transactions contemplated hereby, without the prior written approval of Eastside or Beeline, as applicable. The Parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of Eastside or Beeline. Except for information generally available to the public, in the event that the transactions contemplated hereby shall not be consummated for any reason, each of the Parties covenants and agrees that neither it nor its representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue or destroyed, if certified as to such destruction by an officer of such party). The Parties hereto shall be responsible for any damages sustained by reason of their respective breaches of this Section 5.6, and this Section 5.6 may be enforced by injunctive relief. Any duty of confidentiality is subject applicable Laws.

5.7. Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Eastside and Beeline. Thereafter, so long as this Agreement is in effect, neither Eastside nor Beeline nor any of their Affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby or otherwise without the prior agreement of Eastside and Beeline; provided, however, that Beeline shall not unreasonably withhold its agreement to any press release proposed by Eastside based upon advice of Eastside’s counsel that the proposed disclosure is reasonably necessary in light of Eastside’s responsibilities as a public company.

5.8. Accounting Cooperation. Beeline and Eastside shall cause any accountants retained by Beeline or Eastside to cooperate in connection with ongoing audit or other work relating to periods prior to the Closing Date, as required by applicable federal and state securities Laws, and other reasonable requirements. Such cooperation shall include, without limitation, providing such assurances, comfort letters and access to work papers as may reasonably be requested by Eastside or Beeline and its accountants.

5.9. Further Assurances. From time to time from and after the Closing, the Parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the Parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

5.10. Tax Matters. Eastside and Beeline shall use commercially reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. The Parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, and neither Eastside, Merger Sub nor Beeline shall take any action or fail to take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization.

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5.11 Voting Agreements. Prior to the Closing, all of the officers, directors and stockholders of Eastside listed on Schedule 5.11 shall enter into agreements to vote all capital stock of Eastside over which such Persons have voting control as of the record date for the meeting of stockholders of Eastside in accordance with a Voting Agreement reasonable acceptable to Eastside and Beeline (the “Voting Agreement”), and Eastside shall enter into a Voting Agreement with each such Person in the furtherance thereof. Eastside shall not amend, modify, waive or terminate any provision of any of the Voting Agreements and shall enforce the provisions of each Voting Agreement in accordance with its terms. If any party to a Voting Agreement breaches any provision of a Voting Agreement, Eastside shall promptly use its best efforts to seek specific performance of the terms of such Voting Agreement. Notwithstanding the foregoing, the current Beeline stockholders shall each be a third party beneficiary of any Voting Agreement.

5.12 Eastside Stockholder Approval. Following the Closing, Eastside shall promptly file proxy material with the SEC and use its best efforts to seek Stockholder Approval at a stockholders’ meeting of the issuance of Eastside Common Stock issuable upon conversion of the Series F.

ARTICLE VI

CONDITIONS

6.1. Conditions to the Obligations of Eastside, Merger Sub and Beeline. The respective obligations of Eastside, Merger Sub and Beeline to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by any Party solely on its own behalf:

(a) Beeline Stockholder Approval. The stockholders of Beeline shall have approved the Merger contemplated by this Agreement.

(b) Listing. The Eastside Common Stock which is part of the Merger Shares issuable to Beeline stockholders pursuant to the Merger shall have been authorized for listing on the Trading Market, subject to official notice of issuance.

(c) Debt Exchange Agreement. The Debt Exchange Agreement between Eastside and all of its secured lenders, in the form annexed hereto as Exhibit A, shall have been fully executed, and the Closing defined in the Debt Satisfaction Agreement shall have occurred prior to or simultaneous with the Closing of the Merger.

(d) Lock-Up Agreements. Each holder of Eastside preferred stock outstanding as of July 31, 2024 shall execute a lock-up agreement in a form agreeable to Eastside and Beeline agreeing to a 90-day lock-up following the Closing.

(e) the outstanding Beeline Debentures have been converted into Beeline Common Stock.

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(f) Eastside shall have raised $3,000,000 in gross proceeds from the sale of preferred stock and warrants on terms economically similar to the Term Sheet attached as Exhibit B.

(g) The Employment Agreement with Geoffrey Gwin has been amended in a manner satisfactory to Eastside, Beeline and Gwin.

6.2 Conditions Specific to Obligations of Eastside and Merger Sub. The obligations of Eastside to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Beeline:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Beeline shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” set forth therein), would not have a Material Adverse Effect on Beeline.

(b) Performance. Beeline shall have performed, satisfied and complied with in all material aspects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Beeline on or before the Closing Date.

(c) Certification. Eastside shall have received a certificate, dated the Closing Date, signed by an officer of Beeline certifying:

(i)	that the conditions specified in Sections 6.2(a) and (b) above have been fulfilled;

(ii)	that, as of the Closing Date, there are no equity securities issued by Beeline and outstanding other than Common Stock and the stock options, other equity grants, if any, and warrants to be assumed by Eastside pursuant to Section 2.1(e);

(iii)	that, as of the Closing Date, there are no other rights to acquire equity securities issued by Beeline that will not be assumed by Eastside;

(iv)	the Debenture holders of Beeline have converted the Debentures into Beeline Common Stock;

(v)	The Parties shall have received evidence that immediately prior to the Closing the Preferred Stock of Beeline not issued as of July 31, 2024 shall have been converted into Beeline Common Stock; and

(vi)	After July 31, 2024, Eastside shall have received at least Three Million Dollars ($3 million) in gross proceeds from the sale of preferred stock, of which Two Million ($2 million) has been advanced to Beeline on terms reasonably satisfactory to Beeline and Eastside.

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(d) Resolutions and Written Consents. Eastside shall have received certified resolutions of the Boards of Directors of Beeline authorizing Beeline’s execution, delivery and performance of this Agreement and all actions to be taken by Beeline hereunder. Eastside shall have also received resolutions duly adopted by the stockholders of Beeline authorizing Beeline’s execution, delivery and performance of this Agreement, and all actions to be taken by Beeline hereunder.

(e) Good Standing Certificate. Beeline shall have delivered to Eastside a certificate issued by the Secretary of State of Delaware, evidencing the good standing of Beeline in Delaware as of a date not more than five (5) calendar days prior to the Closing Date.

(f) Due Diligence. Eastside shall have received from Beeline all information reasonably requested by Eastside from Beeline, and none of such information shall have revealed a material inaccuracy of any warranty by Beeline made in this Agreement.

(g) Beeline Finances. Beeline shall have delivered to Eastside a certification by Beeline’s Chief Financial Officer that, as of June 30, 2024, Beeline’s stockholders’ equity, measured in accordance with GAAP, was approximately One Million Dollars ($1,000,000).

(h) Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority or third party which the failure to obtain, make or occur would have or could reasonably be expected to have a Material Adverse Effect on Beeline shall have been obtained, made or occurred.

(i) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect as to Beeline.

(j) Eastside shall have arranged for the transfer of its existing operating businesses to wholly-owned Subsidiaries and further arranged for the future sales of the “craft” subsidiary and the transfer of the net proceeds to its stockholders as of the date prior to the Effective Time.

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6.3. Conditions Specific to the Obligations of Beeline. The obligations of Beeline to consummate the Merger and the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by Beeline:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Eastside and Merger Sub shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not have a Material Adverse Effect on Eastside.

(b) Performance. Eastside and Merger Sub shall have performed, satisfied and complied in all material aspects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Eastside or Merger Sub on or before the Closing Date.

(c) Certification. Beeline shall have received a certificate, dated the Closing Date, signed by an officer of Eastside, certifying that:

(i)	that the conditions specified in Sections 6.3(a) and (b) above have been fulfilled;

(ii)	that, as of the Closing Date, Eastside will have no outstanding Indebtedness;

(iii)	Beeline has received the Eastside Voting Agreements reflected in Section 5.11;

(iv)	Eastside has appointed two Persons to its Board of Directors who have been designated by Beeline;

(v)	Eastside has amended its By-laws to reduce its quorum for stockholders’ meetings to one-third of the voting power.

(d) Resolutions. Beeline shall have received certified resolutions of the Boards of Directors of Eastside and Merger Sub and certified resolutions of Eastside as stockholder of Merger Sub authorizing the Merger and Eastside’s execution, delivery and performance of this Agreement, and all actions to be taken by Eastside and Merger Sub hereunder. Beeline shall have also received resolutions duly adopted by the stockholders of Eastside authorizing Eastside’s issuance of the Merger Shares as well as the amendments to Eastside’s Articles of Incorporation required hereunder.

(e) Good Standing Certificates. Eastside shall have delivered to Beeline (x) a certificate issued by the Secretary of State of Nevada evidencing the good standing of Eastside in Nevada and (y) a certificate issued by the Secretary of State of Delaware evidencing the good standing of Merger Sub, each as of a date not more than five (5) calendar days prior to the Closing Date.

(f) Dispute Settlements. The lawsuit now pending between Eastside and Sandstrom Partners Inc. shall have been dismissed or withdrawn. The claim by Perkins Coie LLP shall have been released.

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(g) Due Diligence. Beeline shall have received from Eastside all information reasonably requested by Beeline from Eastside, and none of such information shall have revealed a material inaccuracy of any warranty by Eastside made in this Agreement.

(h) Grant of Warrants. Eastside shall have agreed to assume all Beeline warrants and arranged for the issuance at Closing of new Eastside stock options, equity grants, if any, and warrants in a manner acceptable to Beeline.

(i) Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority or third party which the failure to obtain, make or occur would have or could reasonably be expected to have a Material Adverse Effect on Eastside shall have been obtained, made or occurred.

(j) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect as to Eastside.

(k) Beeline shall in its sole discretion be satisfied with the outstanding liabilities of Beeline and the amount of cash or other property payable to satisfy liabilities.

ARTICLE VII

CLOSING

7.1. Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such location as is agreed to between the Parties, on the tenth Business Day after satisfaction of all conditions set forth in Article VI or such time as is mutually agreeable to the Parties (the date of the Closing being referred to in this Agreement as (the “Closing Date”), but in no event later than September 30, 2024, without consent of the Parties.

7.2. Items to be Delivered by Beeline. At the Closing, Beeline will deliver or cause to be delivered to Eastside:

(a) The items required by Section 6.2;

(b) Evidence of any Persons who have elected their dissenters’ rights under the DGCL;

(c) The Good Standing Certificates required by Section 6.2(e).

7.3. Items to be Delivered by Eastside. At the Closing, Eastside will deliver or cause to be delivered to Beeline.

(a) The certificate items by Section 6.3;

(b) Evidence that the Certificate of Designations of Rights, Privileges and Limitations of Series F Convertible Preferred Stock has been filed with the Secretary of State of Nevada and accepted for filing;

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(c) Evidence that the Merger Shares have been issued in book entry form;

(d) Evidence that the new Eastside stock options and warrants have been issued in exchange for the outstanding Beeline stock options and warrants pursuant to Sections 2.1(e) and (f);

(e) The Good Standing Certificates required by Section 6.3(e).

(f) Resignations, effective on the Closing Date, of two members of the Eastside Board of Directors as are requested in writing by Beeline.

(g) Resolutions, effective on the Closing Date, appointing to the Eastside Board of Directors two individuals as are designated in writing by Beeline.

(h) Resolutions appointing a Chief Financial Officer as designated in writing by Beeline.

(i) Evidence of third party consents and waivers requested by Beeline.

(j) Evidence that the stock options to replace terminated Beeline stock options have been granted.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of Beeline Stockholder Approval:

(a) by mutual written consent of Eastside and Beeline;

(b) by either Eastside or Beeline, if the Merger shall not have been consummated by September 30, 2024; provided that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the Party seeking to terminate this Agreement if such Party’s breach of this Agreement has been the cause of the failure of the Effective Time to occur;

(c) by Eastside or Beeline, if the approval of the Merger by the stockholders of Beeline shall not have been obtained by written consent or at the Beeline stockholders’ meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(d) by Beeline, at any time prior to the receipt of Beeline Stockholder Approval, in accordance with Section 5.2(d); provided, that, as a condition to the effectiveness of such termination, Eastside shall have received all fees and expenses as required pursuant to Section 8.2;

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(e) by Beeline (provided it is not then in material breach of any of its obligations under this Agreement), if (i) there is any continuing inaccuracy in the representations and warranties of Eastside or Merger Sub set forth in this Agreement, or (ii) Eastside or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), (1) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied as of the time of such termination, and (2) such breach shall be incapable of being cured or shall not have been cured within ten (10) days after written notice thereof shall have been received by Eastside; or

(f) by Eastside (provided it is not then in material breach of any of its obligations under this Agreement), if (i) there is any continuing inaccuracy in the representations and warranties of Beeline set forth in this Agreement, or (ii) Beeline is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), (1) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (2) such breach shall be incapable of being cured or shall not have been cured within ten (10) days after written notice thereof shall have been received by Beeline.

(g) by Beeline, if the Common Stock of Eastside is delisted from the Trading Market or if the Trading Market has instituted proceedings to delist Eastside.

(h) by Beeline, if the SEC’s Division of Enforcement commenced an informal inquiry or an investigation relating to Eastside or any of its Affiliates.

8.2 Payments.

(a) Beeline Termination Fee. In the event that Beeline terminates this Agreement pursuant to Section 7.1(d); then Beeline shall pay Eastside a one-time fee equal to One Hundred Thousand Dollars ($100,000).

(b) Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

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ARTICLE IX

DEFINITIONS

9.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized words and terms that are not descriptive or otherwise defined herein have the following terms have the meanings set forth in this Section 9.1:

“Agreement” shall have the meaning ascribed to such term in the preamble.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Affiliated Group” shall have the meaning ascribed to such term in Section 3.9(f).

“Alternative Acquisition Agreement” shall have the meaning ascribed to such term in Section 5.2(d)(iii).

“Alternative Transaction” shall have the meaning ascribed to such term in Section 5.2(a).

“Alternative Transaction Proposal” shall have the meaning ascribed to such term in Section 5.2(a).

“Beeline” shall have the meaning ascribed to such term in the preamble.

“Beeline Adverse Recommendation Change” shall have the meaning ascribed to such term in Section 5.2(e).

“Beeline Board Recommendation” shall have the meaning ascribed to such term in the recitals.

“Beeline Capital Stock” shall have the meaning ascribed to such term in Section 2.1.

“Beeline Financial Statements” shall have the meaning ascribed to such term in Section 3.6.

“Beeline Stockholder Approval” shall have the meaning ascribed to such term in Section 3.2.

“Board of Directors” means the board of directors of any Party.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, N.Y. are authorized or required by Law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by Law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the New York, N.Y. are generally are open for use by customers on such day.

“By-Laws” shall have the meaning ascribed to such term in Section 1.4.

“Certificate” shall have the meaning ascribed to such term in Section 1.4.

“Certificate of Merger” shall have the meaning ascribed to such term in Section 1.2.

“Closing” shall have the meaning ascribed to such term in Section 7.1.

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“Closing Date” shall have the meaning ascribed to such term in Section 7.1.

“Code” shall have the meaning ascribed to such term in the recitals.

“Common Stock Equivalents” means any securities of any Party or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Constituent Corporations” shall have the meaning ascribed to such term in Section 1.1.

“Customer Data” means all data, text, content, information or other material uploaded or otherwise transmitted by Eastside’s customers to, or stored by Eastside’s customers on or in Eastside Products or any service of Eastside.

“DGCL” shall have the meaning ascribed to such term in the recitals.

“Disqualification Event” shall have the meaning ascribed to such term in Section 4.39.

“Dissenting Shares” shall have the meaning ascribed to such term in Section 2.2.

“Eastside” shall have the meaning ascribed to such term in the preamble.

“Eastside Financial Statements” has the meaning ascribed to such term in Section 4.9.

“Eastside Pension Plans” shall have the meaning ascribed to such term in Section 4.25.

“Eastside Intellectual Property” shall have the meaning ascribed to such term in Section 4.19.

“Effective Time” shall have the meaning ascribed to such term in Section 1.2.

“Environmental Laws” means all federal, state, local and foreign Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder.

“ERISA” shall have the meaning ascribed to such term in Section 3.19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.6.

“Governmental Authority” means any federal, state, county, local, municipal or other government or political subdivision thereof, whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Indebtedness” means (a) any liabilities of a Party for borrowed money or amounts owed in excess of $10,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations of a Party all in respect of indebtedness of others, whether or not the same are or should be reflected in the Party’s consolidated balance sheet (or the footnotes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (c) the present value of any lease payments of the Party including all Subsidiaries in excess of $10,000 due under leases required to be capitalized in accordance with GAAP; and (d) transactions relating to the sale of any existing or future sales of accounts receivables including merchant cash advances or sales of future accounts receivable of the Party.

“Issuer Covered Person” shall have the meaning ascribed to such term in Section 4.39.

“Knowledge” means the actual knowledge after a reasonable investigation of the officers of Eastside or Beeline, as the case may be, who are listed on Schedule 9, except for purposes of Section 3.25 Beeline may rely upon questionnaires provided by its stockholders.

“Laws” with respect to a Person means any federal, state, local, municipal, or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority applicable to such Person or any of its Subsidiaries, including its respective business and operations.

“Liabilities” shall have the meaning ascribed to it in Section 3.7.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1.

“Merger” shall have the meaning ascribed to such term in the recitals.

“Merger Shares” shall have the meaning ascribed to such term in Section 2.1(a).

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“Merger Sub” shall have the meaning ascribed to such term in the preamble.

“Misconduct” shall have the meaning ascribed to such term in Section 3.13(a)(i).

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 4.34.

“Party” or “Parties” shall have the meaning ascribed to such term in the preamble.

“PCAOB” shall have the meaning ascribed to such term in Section 3.6.

“Pension Plans” shall have the meaning ascribed to such term in Section 3.19.

“Permits” shall have the meaning ascribed to such term in Section 3.16.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Personal Information” means: (i) a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees, (ii) data collected from an IP address, unique device identifier or MAC address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, web browser, mobile device, or other device or application, where such data (a) is collected from a particular computer or device regarding online activities; or (b) is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application, and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing. Personal Information also includes any information not listed in (i), (ii) or (iii) above if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Law.

“Privacy Policy” means each external or internal, past or present privacy policy or privacy or data security-related policy of Eastside, as well as any representation, obligation or promise of Eastside under any contract, relating to: (i) the privacy of customers or users of any Eastside Products, website, products or services operated by or on behalf of Eastside; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Information.

“Products” means all proprietary products and services of a Party that are currently being, or at any time since a Party’s inception have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of such Party.

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“Required Approvals” has the meaning contained in Section 3.5.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to such term in Section 4.8(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series F” shall have the meaning ascribed to such term in Section 2.1(a).

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, architecture, schematics, records, libraries, and data, databases and data collections, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

“Stockholder Approval” means such approval as may be required by the Trading Market Rules and/or applicable Law from the stockholders of Eastside with respect to the transactions contemplated by this Agreement, including the issuance of all of the Eastside Common Stock in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

“Subsidiary” means any subsidiary of a Party as set forth on a Schedule to this Agreement and shall, where applicable, also include any direct or indirect subsidiary formed or acquired after the date hereof.

“Superior Proposal” shall have the meaning ascribed to such term in Section 5.2(b).

“Surviving Corporation” shall have the meaning ascribed to such term in Section 1.1.

“Systems” means all Software, and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Eastside in the conduct of its business as currently conducted.

“Tax” or “Taxes” shall have the meaning ascribed to such term in Section 3.9(f).

“Tax Return” shall have the meaning ascribed to such term in Section 3.9(f).

“Trading Market” means The Nasdaq Capital Market.

“Trading Market Rules” means the rules and regulations of the Trading Market.

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“Transaction Documents” means this Agreement and the Certificates and/or Articles of Merger.

“Voting Agreement” shall have the meaning ascribed to such term in Section 5.11.

ARTICLE X

MISCELLANEOUS

10.1. Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the Parties hereunder, shall be assignable by any Party hereto without the prior written consent of all other Parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

10.2. Non-survival of Representations and Warranties. The Parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall not survive the Closing. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

10.3. Waiver. No waiver by either Party of any default or nonperformance hereunder shall be deemed a waiver of any subsequent default or nonperformance. No waiver shall be effective unless in writing and signed by the Party or Parties to which the performance of duty is owed. No delay in the serving of any right or remedy shall constitute a waiver of any right or remedy.

10.4. Entire Agreement. This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the arrangement between the Parties hereto. The Parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect.

10.5. Modifications and Amendments. This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the Parties hereto.

10.6. Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the local Laws of the State of Delaware without giving effect to its conflicts of laws provisions, and to the exclusion of the Law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

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10.7 Disclosure Schedules.

(a) Except as otherwise provided in the Schedules attached hereto (the “Schedules”), which are incorporated herein and made a part of this Agreement, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. The inclusion of any information in the Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Schedules or that such items are material. The Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to a particular covenant, agreement, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, agreements, representations or warranties is reasonably apparent on its face without independent knowledge of the reader, notwithstanding the presence or absence of an appropriate cross-reference thereto.

(b) Notwithstanding anything to the contrary herein, from time-to-time prior to the Closing, each Party may at its option supplement or amend and deliver updates to any Schedule that has been rendered inaccurate or incomplete since the date of this Agreement solely as a result of matters or events first occurring after such date as necessary to complete or correct any information in such Schedules. The updating Party shall provide the other Party(ies) with any such supplement or amendment by written notice (each, a “Schedule Update”). If the matters identified in a Schedule Update, individually or collectively with matters identified in any other Schedule Update, constitute a Material Adverse Effect on such Party(ies), then the Party(ies) in receipt of such Schedule Update may, at any time within three Business Days following their receipt of any such Schedule Update, elect to terminate this Agreement pursuant to Article VIII. If the receiving Party does (Parties do) not so timely elect (subject to the preceding sentence with respect to the cumulative effect of matters identified in all Schedule Updates, whether prior to or after the Schedule Update in question), the Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement, and shall be deemed to have qualified the applicable representations and warranties contained in this Agreement as of such date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter, subject to the succeeding sentence.

10.8 Interpretation; Construction.

(a) The Recitals, each Exhibit and the Schedules are hereby incorporated into and made a part of this Agreement by reference. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless the context otherwise requires, references herein: (i) to “Article(s),” “Section(s),” “Exhibit(s)” and “Schedules” refer to the corresponding article(s), section(s), exhibit(s) and schedule(s) of or to this Agreement; (ii) to “Schedule(s)” refer to the corresponding Schedule(s) of the Disclosure Schedules; (iii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iv) to a Law means such Law as amended from time-to-time. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Schedules.

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(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.9. Parties in Interest. Except for the rights of Beeline stockholders to be third party beneficiaries, as provided in this Agreement nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

10.10. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be sufficiently given if delivered to the addressees in person, by recognized overnight courier service next business day delivery or by email delivery followed by overnight next business day delivery as follows:

(a)	If to Eastside and Merger Sub:

Eastside Distilling, Inc.
2321 NE Argyle Street, Unit D
Portland, OR 97211
email: ggwin@eastsidedistilling.com

with a copy to:
Robert Brantl, Esq.
181 Dante Ave.
Tuckahoe, NY 10707-3042
email: rbrantl21@gmail.com

(b)	If to Beeline:

Beeline Financial Holdings, Inc.
188 Valley Street
Providence, RI 02909
Email: nick@makeabeeline.com

with a copy to:
Nason Yeager Gerson Harris & Fumero, P.A.
3001 PBG Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Attention: Michael D. Harris, Esq.
Email: mharris@nasonyeager.com

or to such other address as either Party shall have specified by notice in writing given to the other Party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first set forth above.

Eastside:

EASTSIDE DISTILLING, INC.
a Nevada corporation

By:	/s/ Geoffrey Gwin
Name:	Geoffrey Gwin
Title:	Chief Executive Officer

Merger Sub:

EAST ACQUISITION CORP.
a Delaware corporation

By:	/s/ Geoffrey Gwin
Name:	Geoffrey Gwin
Title:	Chief Executive Officer

Beeline:

BEELINE FINANCIAL HOLDINGS, INC.
a Delaware corporation

By:	Nick Liuzza
Name:	Nick Liuzza
Title:	Chief Executive Officer

Signature to Agreement and Plan of Merger and Reorganization

List of Exhibits and Schedules

Exhibit	Description

Exhibit A	Debt Exchange Agreement
Exhibit B	Term Sheet

Schedule	Description

Schedule 2.1	Share Conversion
Schedule 2.1(e)	Assumption of Outstanding Beeline Stock Options
Schedule 3.3	Subsidiaries
Schedule 3.4	Capitalization
Schedule 3.7	Absence of Undisclosed Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.9	Taxes
Schedule 3.10	Contracts, Insurance
Schedule 3.11	Litigation
Schedule 3.12	Title to Properties; Liens and Encumbrances
Schedule 3.13	Compliance
Schedule 3.15	Brokers or Finders
Schedule 3.16	Permits and Licenses
Schedule 3.18	Interest in Assets
Schedule 3.19	Employee Benefit Plans
Schedule 3.23	Related Party Disclosure
Schedule 4.3	Subsidiaries
Schedule 4.4	Capitalization
Schedule 4.8	Eastside SEC Reports; Sarbanes-Oxley Act
Schedule 4.9(b)	Indebtedness of Eastside
Schedule 4.11	Brokers or Finders
Schedule 4.13	Litigation
Schedule 4.15	Absence of Certain Changes
Schedule 4.16	Taxes
Schedule 4.17	Contracts; Insurance
Schedule 4.20	Compliance
Schedule 4.24	Interest in Assets
Schedule 4.27	Existing Businesses
Schedule 4.32	Accountants
Schedule 4.36	Registration Rights
Schedule 4.37	Listing and Maintenance Requirements
Schedule 4.40	Other Covered Persons
Schedule 4.42	Related Party Disclosure
Schedule 5.11	Voting Agreements
Schedule 9	Officers

Exhibit A

Form of Debt Exchange Agreement

Exhibit B

Term Sheet